CitiFirst
PERFORMANCE

NOTES | DEPOSITS | CERTIFICATES

Buffer Securities Based on the Dow Jones Industrial AverageSM Due November     , 2018

Citigroup Inc.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

November 1, 2013

The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2013

Citigroup Inc.	November , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0211 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November     , 2018
Overview
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Dow Jones Industrial AverageSM (the “index”) from the initial index level to the final index level.

▪
The securities offer exposure to 80% to 90% (to be determined on the pricing date) of the potential appreciation of the index and a limited buffer against the potential depreciation of the index as described below. In exchange, investors in the securities must be willing to forgo (i) full participation in any appreciation of the index and (ii) any dividends that may be paid on the stocks that constitute the index.  In addition, investors in the securities must be willing to accept downside exposure to any depreciation of the index in excess of the 25% buffer. If the index depreciates by more than 25% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds 25%.

▪
In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Index:	The Dow Jones Industrial AverageSM (ticker symbol: “INDU”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	November , 2013 (expected to be November 22, 2013)
Issue date:	November , 2013 (three business days after the pricing date)
Valuation date:	November , 2018 (expected to be November 23, 2018), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	November , 2018 (expected to be November 28, 2018)
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity:
▪         If the final index level is greater than the initial index level:
  $1,000 + the upside participation amount
▪         If the final index level is equal to or less than the initial index level by an amount equal to or less than the buffer amount:
  $1,000
▪         If the final index level is less than the initial index level by an amount greater than the buffer amount:
($1,000 × the index performance factor) + $250
If the final index level declines from the initial index level by more than 25%, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	(the closing level of the index on the pricing date)
Final index level:	The closing level of the index on the valuation date
Index performance factor:	The final index level divided by the initial index level
Index percent increase:	The final index level minus the initial index level, divided by the initial index level
Upside participation amount:	$1,000 × index percent increase × upside participation rate
Upside participation rate:	80% to 90%. The actual upside participation rate will be determined on the pricing date.
Buffer amount:	25%
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0B73 / US1730T0B738
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$30.00	$970.00
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $920.00 and $940.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $972.50, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.
(3) The underwriting fee is variable but will not exceed $30.00 per security (or $2.50 per security in the case of sales to fee-based advisory accounts).   The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.   In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement No. EA-02-02 dated December 27, 2012          Underlying Supplement No. 2 dated December 27, 2012
Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level. The diagram and examples below are based on a hypothetical upside participation rate of 80%.

Investors in the securities will not receive any dividends on the stocks that constitute the index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Buffer Securities Payment at Maturity Diagram
$2,000
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
$1,000 Stated Principal Amount
$250.00 Minimum Payment at Maturity
Buffer Zone
80% Upside Participation Rate
-25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Payment at Maturity per Security
Percentage Change in the Closing Level of the Index
The Securities
The Index

Your actual payment at maturity per security will depend on the actual upside participation rate, which will be determined on the pricing date, the actual initial index level and the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 15,680.00.

November 2013	PS-2

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

Example 1—Upside Scenario. The hypothetical final index level is 19,600.00 (a 25.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per security = $1,000 + the upside participation amount
= $1,000 + ($1,000 × index percent increase × upside participation rate)
= $1,000 + ($1,000 × 25.00% × 80.00%)
= $1,000 + $200.00
= $1,200

Because the index appreciated from its hypothetical initial index level to its hypothetical final index level, you would receive a total return at maturity in this scenario equal to 80% of the appreciation of the index. In this example, the index appreciated by 25%, and you would receive a total return at maturity of 20%. As this example highlights, due to the hypothetical upside participation rate of 80%, if the index appreciates at all from its initial index level to its final index level, an investment in the securities will underperform an investment in another instrument linked to the index which allows for full participation in any positive performance of the index.

Example 2—Par Scenario. The hypothetical final index level is 13,720.00 (a 12.50% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level by an amount that is less than the buffer amount of 25%.

Payment at maturity per security = $1,000

Because the hypothetical final index level did not decrease from the hypothetical initial index level by more than the 25% buffer amount, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 3—Downside Scenario. The hypothetical final index level is 1,568.00 (a 90.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level by an amount that is more than the buffer amount of 25%.

Payment at maturity per security = ($1,000 × the index performance factor) + $250.00
= ($1,000 × 10.00%) + $250.00
= $100.00 + $250.00
= $350.00

Because the hypothetical final index level decreased from the hypothetical initial index level by more than the 25% buffer amount, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the index beyond the 25% buffer amount.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose up to 75% of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the index. If the index depreciates by more than 25%, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds 25%.

▪
The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪
You will not participate fully in any appreciation of the index.  If the index appreciates from the initial index level to the final index level, you will participate in only 80% to 90% of that appreciation (to be determined on the pricing date).  Accordingly, if the index appreciates, the securities will underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the index.  You should not invest in the securities if you seek full participation in any appreciation of the index.

November 2013	PS-3

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

▪
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index. As of October 31, 2013, the average dividend yield of the index was 2.17% per year. While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 10.85% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. If the index appreciates, this lost dividend yield will cause the securities to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the index by even more than the difference between 100% and the upside participation rate.

▪
Your payment at maturity depends on the closing level of the index on a single day. Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level of the index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (1) the selling concessions paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this preliminary pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the index, dividend yields on the stocks that constitute the index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this preliminary pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this preliminary pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this preliminary pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

November 2013	PS-4

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this preliminary pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, the dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this preliminary pricing supplement.

▪
Our offering of the securities is not a recommendation of the index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index. These and other activities of our affiliates may affect the level of the index in a way that has a negative impact on your interests as a holder of the securities.

▪
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the index and other financial instruments related to the index or such stocks. Our affiliates also trade the stocks that constitute the index and other financial instruments related to the index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the index may affect the value of your securities. S&P Dow Jones Indices LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and

November 2013	PS-5

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

“Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The Dow Jones Industrial AverageSM is a price-weighted index rather than market capitalization-weighted index. The Dow Jones Industrial AverageSM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC. The Dow Jones Industrial AverageSM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

“Dow Jones®,” “Dow Jones Indexes,” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones Trademark Holdings, LLC and have been licensed to S&P Dow Jones Indices LLC and sublicensed for use for certain purposes by Citigroup Global Markets Inc.  and its affiliates. For more information regarding the license, see “Equity Index Descriptions— Dow Jones Industrial AverageSM—License Agreement” in the accompanying underlying supplement. Please refer to the section “Equity Index Descriptions—Dow Jones Industrial AverageSM” in the accompanying underlying supplement for important disclosures regarding the index.

Historical Information

The closing level of the index on October 31, 2013 was 15,545.75.

The graph below shows the closing levels of the index for each day such level was available from January 2, 2008 to October 31, 2013.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

November 2013	PS-6

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $30.00 for each $1,000 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts).  The actual underwriting fee will be equal to $30.00 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $30.00 for each security they sell to accounts other than fee-based advisory accounts.  CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each security they sell to fee-based advisory accounts.  Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $30.00 for each security they sell.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $30.00 for each security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

November 2013	PS-7

Citigroup Inc.
Buffer Securities Based on the Dow Jones Industrial AverageSM Due November , 2018

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the “SVS”). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this preliminary pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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November 2013	PS-8